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Exhibit 10.3

EXECUTION COPY

CREDIT AGREEMENT
Dated as of April 7, 2006

between and among

SOCIÉTÉ GÉNÉRALE (CANADA)
(as Lender)

and

QUEBECOR MEDIA INC.
(as Borrower)

HEENAN BLAIKIE LLP

CREDIT AGREEMENT

            THIS AGREEMENT is made as of April 7, 2006 between SOCIÉTÉ GÉNÉRALE (CANADA), a bank organized and existing under the laws of Canada ("Lender") and QUEBECOR MÉDIA INC./QUEBECOR MEDIA INC., a company incorporated under Part 1A of the Companies Act (Québec) ("Borrower").

RECITALS

A.
The Borrower has requested the Lender to make available to it a credit facility, as provided in this Agreement.

B.
The Lender is willing to make or continue to make such credit facility available to the Borrower on the terms and subject to the conditions set out in this Agreement.

C.
The credit facility will be secured by (i) a first-ranking hypothec (subject to Permitted Liens) over the universality of all movable property of the Borrower, in favour of the Collateral Agent (or the fondé de pouvoir, as referred to below) acting for the benefit of the Lender, together with a bond pledged to Lender; (ii) a first ranking limited recourse pledge (subject to Permitted Liens) granted by 3535991 Canada Inc. in favour of the Collateral Agent in respect of its shares in Sun Media Corporation/Corporation Sun Media ("Sun Media"); and (iii) a first-ranking limited recourse pledge (subject to Permitted Liens) granted by 9101-0827 Québec Inc. in favour of the Collateral Agent in respect of its shares in Vidéotron Ltée / Videotron Ltd. ("Vidéotron").

D.
The financial risks associated with the credit facility provided for herein shall be partially covered by an insurance policy to be issued in favour of Lender by HERMES (as hereinafter defined).

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1       Definitions

Save as may be otherwise expressly indicated, the terms defined in this Agreement shall have the meanings indicated below:

"Affiliate" means, with respect to a person, any other person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that person.

"Assignee Subsidiaries" means 4306520 Canada Inc. and 4307046 Canada Inc., each of which is wholly-owned and Controlled by the Borrower, together with their successors and permitted assigns.

"Authorization" means, with respect to any person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Government Entity having jurisdiction over such person.

"Availability Period" means the period beginning on the date on which all Initial Conditions Precedent have been satisfied or waived and ending on the earlier of (i) the date which is 20 months after the date hereof, and (ii) the date, if any, on which the Credit Facility is no longer available to Borrower for any reason in accordance with this Credit Agreement.

"Bond" means Bond No 2 issued on or about the date hereof by the Borrower pursuant to the Deed of Hypothec in favour of the Lender in the amount of $130,000,000, as same may be amended, supplemented, replaced or restated from time to time.

"Bond Pledge" means the hypothec on bonds over the Bond, granted by Borrower in favour of the Lender in the amount of $130,000,000 plus interest dated the date on or about hereof, as amended, supplemented, replaced or restated from time to time.

"Borrower" has the meaning set forth in the preamble hereof.

"Business Day" means a day on which banks are open for business in Montréal, Québec, excluding Saturdays and Sundays.

"Canadian Dollar Equivalent" means, in respect of any monetary amount not paid or expressed in Canadian Dollars, the amount obtained by converting such amount into an amount in Canadian Dollars at the noon buying rate of exchange for Canadian Dollars quoted by the Bank of Canada on the date that such payment or such conversion is made or, if such date is not a Business Day, on the immediately preceding Business Day.

"CDOR Rate" means, on any day, the rate per annum which is the rate determined by the Lender as being the arithmetic average (rounded to the nearest one-thousandth of 1%, with five ten-thousandths of 1% being rounded upwards) of the rates applicable to Canadian Dollar bankers' acceptances for the appropriate term corresponding to the Interest Period (rounded to the nearest month, with an Interest Period of 14 days in a 28 day month and 15 days in a 30 day month being rounded upwards) displayed and identified on the "Reuters Screen CDOR Page" (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. on such day, or if such day is not a Business Day then on the immediately preceding Business Day (as adjusted by the Lender after 10:00 a.m. to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the discount rate applicable to Canadian Dollar bankers' acceptances for the appropriate term corresponding to the Interest Period (rounded to the nearest month, with an Interest Period of 14 days in a 28 day month and 15 days in a 30 day month being rounded upwards) of the Lender at approximately 10:00 a.m. on such day, or if such day is not a Business day, then on the immediately preceding Business Day.

"Civil Code" and "CCQ" mean the Civil Code of Québec, S.Q. 1991, c.64, as amended from time to time.

"Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

"Collateral Agent" means Computershare Trust Company of Canada, and its permitted successors and assigns, under the Deed of Hypothec, the Limited Recourse Pledge/Sun Media or the Limited Recourse Pledge/Videotron, acting in its capacity as collateral agent or as fondé de pouvoir pursuant to Article 2692 CCQ for the benefit of the Lender under such Security Documents.

"Control" (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a person is deemed to Control a corporation if such person (or such person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, and (ii) a person that Controls another person is deemed to Control any person Controlled by that other person.

"Credit Agreement" means this Agreement and includes its Schedules and Annexes, as same may be amended, supplemented, replaced or restated from time to time.

"Credit Facility" has the meaning set forth in Section 2.1 hereof.

"Deed of Hypothec" means the first-ranking deed of hypothec and issue of bonds (subject to Permitted Liens) entered into before Mtre. Pierre Béland, notary, between the Collateral Agent, as Trustee and fondé de pouvoir (i.e. the "person holding the power of attorney of the creditors") pursuant to Article 2692 of the Civil Code on behalf of the Lender and the Senior Lenders, and the Borrower, as grantor, on January 13, 2006, as same may be amended, supplemented, replaced or restated from time to time.

"Derivative Transactions" or "Derivative Instruments" means any derivative transaction between the Borrower, on the one hand, and a Senior Lender or the Lender, or any Affiliate of a Senior Lender or the Lender, on the other hand.

"Dollar" and the symbol $ mean, unless indicated otherwise, the lawful currency of Canada.

"Drawdown" means any and each drawdown of funds in accordance with this Credit Agreement within the Availability Period.

"Euro" and the symbol € means the lawful currency of the member states of the European Monetary Union.

"Event of Default" means the occurrence of any of the circumstances set forth in Section 12.1.

"Export Contracts" means each one of the purchase contracts entered into from time to time by and between the Borrower and Seller or the Exporter with respect to the Financed Assets, subsequently assigned by the Borrower to the Assignee Subsidiaries.

"Exporter" means MAN Roland Druckmaschinen AG, Augsburg, Federal Republic of Germany, its successors and permitted assigns.

"Finance Documents" means this Agreement, the Deed of Hypothec, the Bond, the Bond Pledge, the Limited Recourse Pledge/Sun Media, the Limited Recourse Pledge/Videotron, and any other present and future document relating to the Credit Facility contemplated herein (excluding, for greater certainty, the Export Contracts, the HERMES Insurance Policy, the Senior Loan Agreement (other than those provisions thereof which are incorporated herein by reference) and all other documents related to the Senior Credit Facility) as amended, supplemented, replaced or restated from time to time.

"Financed Assets" means six (6) new printing presses and related equipment purchased by Borrower or certain Subsidiaries of Borrower from Seller pursuant to the Export Contracts.

"First Repayment Date" means the date which is the earlier of (i) six months following the Repayment Calculation Date or (ii) July 21, 2007, or such other date as agreed to by Borrower, Lender, the HERMES Agent and HERMES.

"GAAP" means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis (except for changes approved by the Borrower's independent auditors in accordance with promulgations of the Canadian Institute of Chartered Accountants).

"Government Entity" means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority or any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"HERMES" means Euler Hermes Kreditversicherungs AG, Hamburg, Federal Republic of Germany, acting as the official export credit agency of the Government of Germany in relation to export credit insurance, its successors and assigns.

"HERMES Agent" means Société Générale, Frankfurt Branch, Germany, its successors and assigns.

"HERMES Final Invoice" has the meaning set forth in Section 3.2.3.

"HERMES Insurance Policy" means the insurance policy issued by HERMES in favour of Lender, covering 95% of the political and commercial risks of the Lender hereunder, with the Lender as principal insured and loss payee, as such policy may be amended, supplemented, replaced or restated from time to time.

"HERMES Premium" means the premium to be paid by the Borrower for the HERMES Insurance Policy in an amount of approximately € 1,542,955. For greater clarity, the exact amount of the HERMES Premium shall be determined in the HERMES Final Invoice as set forth in Section 3.2.

"Initial Conditions Precedent" has the meaning set forth in Section 7.1.

"Interest Payment Date" means the last day of each Interest Period.

"Interest Period" means with respect to a disbursement under the Credit Facility, a period beginning on and including the drawdown date of such disbursement and, subject to Sections 4.3.2 and 4.3.3, ending on and including the day which is six months thereafter. Each succeeding Interest Period shall begin on the next day following the previous Interest Period and, subject to Sections 4.3.2 and 4.3.3, shall terminate six months thereafter.

"Lender" means Société Générale (Canada), its successors and assigns.

"Lien" means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance or charge of any nature that secures the performance of an obligation, and a person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets.

"Limited Recourse Pledge/Sun Media" means the first-ranking limited recourse pledge (subject to Permitted Liens) dated as of January 17, 2006 granted by 3535991 Canada Inc. in respect of the universality of its shares, present and future, in Sun Media in favour of the Collateral Agent acting for the benefit of, inter alia, the Lender and of the Senior Lenders, as same may be amended, supplemented, replaced or restated from time to time.

"Limited Recourse Pledge/Videotron" means the first-ranking limited recourse pledge (subject to Permitted Liens) dated as of January 17, 2006 granted by 9101-0827 Québec Inc. in respect of the universality of its shares, present and future, in Vidéotron in favour of the Collateral Agent acting for the benefit of, inter alia, the Lender and of the Senior Lenders, as same may be amended, supplemented, replaced or restated from time to time.

"Limited Recourse Pledges" means the Limited Recourse Pledge/Sun Media and the Limited Recourse Pledge/Videotron, as same may be amended, supplemented, replaced or restated from time to time.

"Margin" means 0.35% per annum.

"Material Adverse Change" means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

"Material Adverse Effect" means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets or liabilities (absolute or contingent) of the Borrower and its Subsidiaries taken as a whole, (ii) a material adverse effect on the ability of the Borrower to perform its obligations under any Finance Document, or (iii) a material impairment of the rights or remedies of the Lender under any Finance Document.

"Permitted Liens" has the meaning set forth in Schedule 1.1 (a), as such Schedule may be amended from time to time in accordance with Section 8.8.

"Pledgors" means 3535991 Canada Inc. and 9101-0827 Québec Inc., their respective permitted successors and assigns.

"Principal" means the aggregate amount of all Drawdowns made under this Agreement and outstanding from time to time.

"Repayment Calculation Date" means the earlier of (i) the date of mean weighted average commissioning of the Financed Assets or (ii) January 21, 2007, or such other date as agreed to by Borrower, Lender, the HERMES Agent and HERMES.

"Repayment Date" means each of seventeen (17) dates falling at six-month intervals up to complete repayment (Principal and interest) of the Credit Facility in accordance with the terms of Article 5 hereof.

"Security" means the security and undertakings provided to Lender pursuant to Article 8, in accordance with the Security Documents.

"Security Documents" has the meaning set forth in Section 8.1.

"Seller" means MAN Roland Canada Inc, its successors and permitted assigns.

"Senior Credit Documents" means any document, other than the Finance Documents and the Senior Loan Agreement and the documents ancillary thereto, evidencing from time to time indebtedness of the Borrower in excess of $25,000,000 or equivalent, as amended, restated, supplemented, replaced or otherwise modified from time to time.

"Senior Credit Facility" means the $100,000,000, $125,000,000 and U.S. $350,000,000 senior credit facilities arranged as of January 17, 2006 between and among Borrower, as borrower, a syndicate of financial institutions, as lenders, Bank of America, N.A., as administrative agent, Banc of America Securities LLC, as joint lead arranger and book manager, the Toronto-Dominion Bank, as joint lead arranger and syndication agent, and The Bank of Nova Scotia, Bank of Montreal and HSBC Bank Canada, as documentation agents, under the terms of the Senior Loan Agreement.

"Senior Lenders" means the lenders under the Senior Loan Agreement.

"Senior Loan Agreement" means the credit agreement in respect of the Senior Credit Facility, dated as of January 17, 2006, as same may be amended, supplemented, replaced or restated from time to time.

"Subsequent Conditions Precedent" has the meaning set forth in Section 7.2.

"Subsidiary" means a person that is under the Control of another person.

"Sun Media" has the meaning set forth in the recitals.

"Tax" means any tax, duty, levy, charge, deduction and/or withholding tax imposed by competent tax authorities, but excluding income taxes.

"Vidéotron" has the meaning set forth in the recitals.

1.2       Interpretation

  1.2.1
  Accounting Terms and Calculations

  (a)
  All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time. However, all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing the audited consolidated financial statements of the Borrower for the period ended December 31, 2004, except as otherwise specifically prescribed herein or in the Senior Loan Agreement.

  (b)
  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Finance Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that in the event that the corresponding ratio or requirement is amended under the Senior Loan Agreement or any document ancillary thereto, then such ratio or requirement shall automatically be deemed amended under the relevant Finance Document as of the date of the corresponding amendment to the Senior Loan Agreement or ancillary document without any further action by the parties hereto; and provided further that, until so amended, or if the Borrower and the Lender are unable to agree on such amendment, then (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

  1.2.2
  Time

  Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

  1.2.3
  Headings and Table of Contents

  The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

  1.2.4
  Previous Agreements

  This Agreement supersedes any previous agreement in connection with the Credit Facility.

  1.2.5
  Inconsistency

  In the event of inconsistency between this Agreement and any other Finance Document, the provisions of this Agreement must be accorded precedence.

ARTICLE 2
CREDIT FACILITY

2.1       Amount

The Lender agrees to make the credit facility described herein ("Credit Facility") available to Borrower, during the Availability Period, in an aggregate maximum amount at any time not exceeding the Canadian Dollar Equivalent of €59,367,971. The Credit Facility is not revolving and any amount prepaid or repaid hereunder may not be re-borrowed.

2.2       Purpose of Facility

The Credit Facility shall be used for the financing of up to 85% of the acquisition cost of € 68,029,431 of the Financed Assets, directly or indirectly, from the Seller, and up to 100% of the HERMES Premium.

2.3       Availability and Disbursements

The Credit Facility shall be available for Drawdown during the Availability Period only and shall be disbursed solely as follows:

  (a)
  directly by Lender to Seller in amounts equal to, in the currency, and in payment of amounts due to the Seller for unpaid pro rata deliveries made and/or services rendered by it in accordance with the terms of payment of the Export Contracts; or

  (b)
  by Lender to Borrower for reimbursement and in amounts equal to the Canadian Dollar Equivalent on the date of reimbursement of the sum of (i) the HERMES Premium paid by Borrower directly to HERMES in connection with the HERMES Insurance Policy, plus (ii) subject to Exporter's initial one-time consent prior to the first such payment, amounts due and paid from time to time by Borrower (or the Assignee Subsidiaries) to Seller for deliveries made and/or services rendered by it in accordance with the terms of payment of the Export Contracts, including reimbursement for amounts previously paid by Borrower or the Assignee Subsidiaries to Seller in respect of the Financed Assets, provided however, that all payments contemplated in sub-paragraph (i) above are made in a timely manner and provided further, that all payments contemplated in sub-paragraph (ii) above are made in accordance with the HERMES regulations for buyer credits and that in the event that the Borrower (or the relevant Assignee Subsidiary) has not made payment in full to Seller within ten (10) Business Days of presentation of Seller's invoice to Borrower (or the Assignee Subsidiary) in accordance with the terms of the Export Contracts, then upon presentation by Seller to Lender of a certified copy of such duly payable invoice, Lender shall disburse the invoiced amount in full, in the currency shown on such invoice, directly to, or to the account of, Seller without obligation to verify the accuracy of such invoice (other than its completeness) and shall forthwith provide written notice of such disbursement to Borrower. Lender shall have no liability whatsoever toward Borrower (or the Assignee Subsidiaries) in respect of any such disbursement.

  (c)
  The minimum amount of each drawing shall be $250,000, except for the last drawing.

  (d)
  Receipt by the Lender of a request for disbursement under Section 2.3 (a) as set forth in Section 2.4 below will constitute, and disbursement by Lender directly to, or to the account of, Seller in accordance with Section 2.3 (b)(ii) shall be deemed to constitute, an irrevocable and unconditional order from the Borrower to pay the Seller and, upon disbursement, notwithstanding the currency of such disbursement, the indebtedness of the Borrower under the Credit Facility shall immediately and automatically be increased by the Canadian Dollar Equivalent of such disbursement, without any right of opposition on the part of Borrower which hereby waives such right.

2.4       Disbursements Procedure

All disbursements made hereunder shall be made upon presentation to the Lender of the following documents, provided that in the case of disbursements made by Lender to or to the account of Seller directly, copies of such documents shall first be provided to the Borrower (without, for clarity, any need on the part of Lender to obtain confirmation of or further authorization from Borrower for such disbursement):

  (a)
  for disbursements relating to paragraph 2.3 (a):

  (i)
  a request for disbursement in the form of the request for disbursement attached hereto in Schedule 2.4 (a), duly signed by Seller or Exporter, together with a certified copy of each respective partial invoice; and

  (ii)
  documents required in accordance with the terms of the Export Contracts.

  (b)
  for reimbursements relating to paragraph 2.3 (b) (i):

  (i)
  request for reimbursement substantially in the form of the request for reimbursement contained in Schedule 2.4 (b) (i), duly signed by Borrower; and

  (ii)
  SWIFT advice of the corresponding HERMES Premium payment to HERMES.

  (c)
  for reimbursements relating to Section 2.3 (b) (ii):

  (i)
  request for reimbursement in the form of the request for reimbursement contained in Schedule 2.4 (b) (ii), duly signed by Borrower; and

  (ii)
  SWIFT advice of the corresponding payments made to, or to the account of, the Seller.

  At the time of each disbursement or reimbursement, as the case may be, Lender shall inform the Borrower in writing of the amount and the date such of disbursement or reimbursement.

  No disbursement may occur outside of the Availability Period.

2.5       Payments by Lender to Seller

All payments made by Lender to or to the account of Seller pursuant to Section 2.3 (a) and 2.3 (b)(ii), as the case may be, shall be made at the principal location in Munich, Germany, of MAN Aktiengesellschaft, an Affiliate of the Seller.

ARTICLE 3
HERMES INSURANCE

3.1       Subscription

Prior to the date hereof, Lender has requested HERMES to cover 95% of the political and commercial risks of the financing to be made hereunder through the HERMES Insurance Policy with Lender as principal insured and loss-payee.

3.2       HERMES Premium

  3.2.1
  The HERMES Premium shall be payable in full by the Borrower, in the currency, and in accordance with the specifications, of the first invoice received from HERMES (the "First HERMES Invoice").

  3.2.2
  In the event payment of all or part of the HERMES Premium is due prior to the first Drawdown, the amount of the HERMES Premium shall be paid by the Borrower directly to HERMES upon the Lender's or HERMES Agent's first written request. The Borrower shall forthwith provide the Lender and HERMES Agent with sufficient proof of such payment. Upon fulfilment of all Initial Conditions Precedent, the Borrower will be reimbursed for payment of the amount of HERMES Premium previously paid by Borrower against presentation of the documents specified in Section 2.4 (b) above.

  3.2.3
  After the Credit Facility has been fully drawn and the final repayment schedule has been established in accordance with the provisions of Article 5, the HERMES Agent will inform HERMES accordingly, and subsequently HERMES will issue the final invoice (the "Hermes Final Invoice"). If following the HERMES Final Invoice, the HERMES Premium should be higher than the estimated amount in the First HERMES Invoice (the "Estimated Amount"), the Borrower shall pay the difference, provided however that such difference may not be paid out of or compensated with unused amounts under the portion of the Credit Facility allocated toward the value of the Export Contracts. Should the HERMES Premium be lower than the Estimated Amount, the Credit Facility will be reduced accordingly.

  3.2.4
  The Lender and/or the HERMES Agent shall be entitled to provide information to the competent authorities of the Federal Republic of Germany in connection with the conclusion and implementation of this Agreement. The Lender and/or the HERMES Agent and such authorities shall be authorised to provide information about the Credit Facility to international organisations entrusted with the collection of statistical data, in particularly in connection with debt servicing.

ARTICLE 4
FEES AND INTEREST

4.1       Management Fee

The Borrower shall pay to the Lender, as an Initial Condition Precedent, a management fee in an amount of 0.20% flat of the total amount of the Credit Facility, or the Canadian Dollar Equivalent of € 118,735.94, which shall be payable in a one-off amount.

4.2       Commitment Fees

The Borrower shall pay to the Lender a commitment fee of 0.20% per annum on any available and undrawn amounts of the Credit Facility, the first payment being due on the date which is six (6) months after the date on which all Initial Conditions Precedent have been fulfilled and thereafter each payment being due on the date which is six (6) months after the last such payment until (and inclusive of) the earlier of the date on which full disbursement of the Credit Facility occurs and the last day of the Availability Period. The Commitment Fee shall be calculated on a daily basis in Euros on the undrawn portion of the Credit Facility, and shall be converted into Dollars on each due date with respect thereto at a rate of exchange equal to the average of the daily noon buying rates of exchange quoted by the Bank of Canada for the applicable calculation period (after taking into account any cancellation, in whole or in part, of the Credit Facility in accordance with Section 5.2 and receipt by the Lender in full of the cancellation penalty payable thereunder) for the actual number of days elapsed during the relevant period on the basis of a year of 365 days or 366 days, as the case may be.

4.3       Interest

  4.3.1
  Principal advances under the Credit Facility shall bear interest until repaid in full (both before and after an Event of Default) at the CDOR Rate applicable on the first day of each of the Interest Periods in respect of such Principal advances, plus the Margin, payable in arrears on each Interest Payment Date.

  4.3.2
  The Borrower shall pay interest on any amount disbursed which is outstanding under the Credit Facility on each Interest Payment Date. If, at any time, more than one disbursement is outstanding under the Credit Facility, the Interest Periods in respect of all such disbursements shall end on the date on which the earliest of such Interest Periods ends. On the Interest Payment Date corresponding to such date, the Borrower shall pay the accrued interest on all such disbursements, and thereupon, all such disbursements shall be consolidated and be deemed to be one disbursement. The Lender shall provide written confirmation of such consolidation to Borrower.

  4.3.3
  The Interest Periods in effect at the time of the First Repayment Date shall be adjusted so that the Interest Payment Date in respect of such Interest Periods shall coincide with the First Repayment Date and thereafter each Interest Payment Date shall coincide with each Repayment Date.

4.4       Calculation of Interest Payable

  (a)
  Interest shall accrue daily and be computed semi-annually, from the first drawing under the Credit Facility on the amount outstanding at any time, on the basis of the actual number of days using a 365-day year and shall be paid on each Interest Payment Date in arrears.

  (b)
  For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate calculated on the basis of a 365-day year is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days.

4.5       Interest on Arrears

  (a)
  Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

  (b)
  Any amount which is not paid when due (other than an amount due on account of principal or interest) will bear interest at the interest rate determined in accordance with this Article 4.

  (c)
  Interest on arrears of interest is compounded monthly and is payable on demand.

4.6       Conversion to Fixed Rate of Interest

After the earlier of the full disbursement of the Credit Facility and the last day of the Availability Period, and after final determination of the Repayment Dates, the Borrower may request a quotation for a fixed rate of interest from the Lender in respect of all (but not less than all) amounts outstanding under the Credit Facility. In the event that the parties agree upon such a rate, formalize relevant documentation and obtain all necessary approvals, such fixed rate shall be applied to the entire repayment period in respect of the Credit Facility, failing which the CDOR Rate (plus the Margin) shall continue to apply. Such fixed interest rate will be subject to the Borrower being liable for paying normal breakage costs for a transaction of this nature in case of early pre-payment, acceleration or rescheduling of the Credit Facility.

ARTICLE 5
REPAYMENT AND PREPAYMENT OF PRINCIPAL

5.1       Repayment Dates

  5.1.1
  Repayment of Principal shall be made on each Repayment Date beginning on the First Repayment Date. The amount due on the First Repayment Date shall be equal to one seventeenth of the outstanding portion of the Credit Facility which has been drawn up to and including the First Repayment Date and adjusted by repayments already made. The amount due on the next following repayment date after the First Repayment Date shall be one sixteenth of the outstanding amount of the Credit Facility which has been drawn up to and including such second repayment date, including drawings made prior to and after the First Repayment Date and adjusted by repayments already made. The amount due on the third repayment date shall be one fifteenth of the outstanding amount of the Credit Facility which has been drawn up to and including such third repayment date, including drawings made prior to and after the First Repayment Date and the second payment date and adjusted by repayments made, and so forth.

  5.1.2
  After the earlier of the date at which the Credit Facility has been fully drawn and the last day of the Availability Period, Lender shall provide Borrower with a schedule of the revised Repayment Dates for Principal and interest determined in accordance with the terms and conditions of this Agreement.

  5.1.3
  All payment of sums due by Borrower hereunder that are received or recovered by the Lender shall be applied according to the following order of priority:

  (a)
  first, to the payment of any amounts outstanding in respect of the management fee in accordance with Section 4.1 and the commitment fee in accordance with Section 4.2;

    (b)
    second, to the payment of interest on arrears, if any, as calculated and payable pursuant to Section 4.5;

    (c)
    third, to the payment of expenses, taxes and any other amounts due;

    (d)
    fourth, to the payment of interest due, as calculated and payable in accordance with Sections 4.3 and 4.4; and

    (e)
    fifth, to the repayment of Principal as calculated and payable in accordance with this Article 5;

    provided however, that upon the occurrence of an Event of Default, all payments will be imputed as the Lender may in its discretion deem appropriate.

  5.1.4
  Amounts drawn and repaid prior to the end of the Availability Period cannot be redrawn.

5.2       Prepayment and Cancellation

The Borrower may cancel the Credit Facility in whole or in part by providing thirty (30) days prior written notice to that effect to Lender and to the HERMES Agent, subject to payment by the Borrower to Lender of a one-time cancellation penalty equal to 0.175% flat on the amount of the Credit Facility then outstanding, provided that no such penalty shall be payable during the last six (6) months of the term of this Credit Agreement, plus applicable breakage and cancellation costs payable to HERMES, and provided further that no cancellation penalty shall be payable in the event of repayment of the Credit Facility as a result of a sale of shares of Videotron or Sun Media in accordance with the provisions of Section 8.2 hereof. In the event of such prepayment and cancellation, Lender shall assist Borrower to recover any amounts disbursed in respect of the HERMES Premium which are no longer due in accordance with HERMES' internal rules and policies.

ARTICLE 6
PLACE OF PAYMENT AND CURRENCY

6.1       Place of Payments to Lender

Unless otherwise provided or agreed between the Borrower and the Lender, all payments to be made by or on behalf of the Borrower to Lender must be made at the Lender's principal location in Montreal, Quebec. Any payment due by Borrower may be charged to any account maintained by Borrower with the Lender.

6.2       Time of Payments

Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.

6.3       Currency

All Drawdowns and amounts owing hereunder are payable or repayable in Canadian Dollars.

6.4       Currency Fluctuation Risk

For clarity, as the HERMES Invoices and any payment required to be made by Lender directly to Exporter or Seller shall be payable in euros, the exchange rate fluctuation risk will be borne by the Borrower.

ARTICLE 7
CONDITIONS PRECEDENT TO DRAWDOWNS

7.1       Initial Conditions Precedent

The Borrower may not make any Drawdown under the Credit Facility until the following conditions precedent have been fulfilled to the satisfaction of, or waived by, the Lender ("Initial Conditions Precedent"):

(a)
no Material Adverse Change shall have occurred with respect to Borrower since January 6, 2006;

(b)
Lender shall have been provided with evidence that the Export Contracts then in effect are in full force and effect and that the Borrower is not in default thereunder, and Borrower shall have delivered certified executed copies of such Export Contracts to Lender;

(c)
the Lender must have received, in form and substance satisfactory to it, each of the following documents:

(i)
a certified copy of the constitutive documents and resolutions of each of the Borrower and the Pledgors;

(ii)
a certificate of good standing (i.e. "Certificat d'attestation", "Certificat de régularité", compliance certificate, as the case may be) in respect of each of the Borrower and the Pledgors;

(iii)
a certificate evidencing the authority and attesting to the authenticity of the signatures of the persons acting on behalf of the Borrower and of the Pledgors;

(d)
execution and delivery of the Finance Documents and delivery to Lender of certified copies of the executed Senior Loan Agreement and related security documentation;

(e)
legal opinions in form and substance acceptable to Lender addressed to the Lender from counsel to the Borrower and the Pledgors and counsel to the Lender, relating to such matters as the Lender may reasonably require;

(f)
all insurance certificates, audits or certifications as the Lender may reasonably request;

(g)
HERMES has issued without any material restrictions the HERMES Insurance Policy, which remains in full force and effect in favour of the Lender, in terms and amount satisfactory to both the Lender and the HERMES Agent, and the Exporter or Seller, as required, has remitted to the HERMES Agent an undertaking guaranteeing its fulfilment of the Export Contracts in form satisfactory to the Lender and the HERMES Agent;

(h)
the Lender and/or the HERMES Agent has received written evidence from the Seller or the Exporter that down payment of at least 15% of the aggregate value of the Export Contracts then in effect has been effected;

(i)
the Borrower shall have confirmed to the Lender and the HERMES Agent that (A) the representations and warranties contained in Article 9 remain true and correct (with such qualifications as are permitted thereunder) and (B) no event or circumstance which constitutes or which, with the giving of notice or the lapse of time or both, would constitute, an Event of Default has occurred and is continuing, or might occur, in form of the draft Compliance Certificate contained in Schedule 7.1 (h);

(j)
the Borrower is not in default as debtor or as guarantor of any external indebtedness issued in a public offering or private placement of securities or other instruments ("Public Issues of External Debt") constituting present or future payment obligations and if any, such default has been remedied within thirty (30) calendar days from the date of the initial Drawdown;

(k)
the Borrower has paid the Management Fee;

(l)
all material Liens on the property of the Borrower and the Pledgors, other than Permitted Liens, shall have been discharged;

(m)
all the issued and outstanding shares of Sun Media and of Vidéotron shall have been pledged in accordance with the Limited Recourse Pledges, and all the pledged shares shall have been remitted to the Collateral Agent duly endorsed in blank for transfer;

(n)
receipt by Lender of a duly executed certificate of incumbency of Seller;

(o)
delivery of a duly executed request for disbursement or request for reimbursement from the Seller or the Borrower, as the case may be, in accordance with Section 2.4;

(p)
execution and delivery by Exporter of a letter of commitment in favour of the Lender (the "Commitment Letter"), confirming that, prior to any disbursement or reimbursement pursuant to sub-sections 2.3 (a) or (b) (ii) of the Credit Agreement, the Exporter will provide the Lender with documents that would enable the

  Lender to fulfill its due diligence obligations in connection with such disbursements and reimbursements (the "Due-Diligence Documents"). The Due-Diligence Documents will be specifically defined in the Commitment Letter by Exporter and Lender. For greater certainty, it is hereby expressly understood that failure by Exporter to provide the Lender with the Due-Diligence Documents in respect of any disbursement or reimbursement hereunder shall not prevent the Borrower from obtaining any such disbursement or reimbursement upon fulfillment of the conditions precedent set forth in Sections 7.1 or 7.3, as the case may be.

(q)
such other certificates and documentation as the Lender may reasonably request.

7.2       Time to Fulfill Initial Conditions Precedent

The Initial Conditions Precedent shall be fulfilled no later than ninety (90) calendar days after the signing of this Credit Agreement, failing which the Lender may terminate the present Credit Agreement and the Credit Facility at any time. Upon fulfillment of all such Initial Conditions Precedent, the Lender shall notify the Borrower, the Seller and the Exporter that such conditions precedent have been satisfied in full to the Lender's and the HERMES Agent's satisfaction.

7.3       Subsequent Conditions Precedent

The Borrower may not make any further or continuing Drawdowns under the Credit Facility until the following conditions precedent have been fulfilled to the satisfaction of, or waived by, the Lender ("Subsequent Conditions Precedent"):

  (a)
  delivery of a duly executed request for disbursement or request for reimbursement from the Seller or the Borrower, as the case may be, in accordance with Section 2.4.

  (b)
  no Material Adverse Change shall have occurred and be continuing since January 6, 2006;

  (c)
  the Borrower shall have confirmed to the Lender and the HERMES Agent that (A) the representations and warranties contained in Article 9 remain true and correct (with such qualifications as are permitted thereunder) on and as of the date of each Drawdown (except where expressly stated to be made at a particular date) and (B) no event or circumstance which constitutes or which, with the giving of notice or the lapse of time or both, would constitute, an Event of Default has occurred and is continuing or might occur, in form of the draft Compliance Certificate contained in Schedule 7.3 (d);

  (d)
  the HERMES Insurance Policy remains in full force and effect without material restrictions in favour of the Lender, in terms and amount satisfactory to both the Lender and the HERMES Agent;

  (d)
  the Borrower is not in default as debtor or guarantor of any Public Issues of External Debt constituting or waived present or future payment obligations and if any, such default has been remedied or waived within thirty (30) calendar days from the date thereof;

  (e)
  continuing timely payment of the Commitment Fee, if and so long as applicable.

7.4       Waiver of Conditions Precedent

The conditions precedent provided for in this Article 7 are for the sole benefit of the Lender. The Lender may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that it might have against the Borrower or any other person.

ARTICLE 8
SECURITY

8.1       Security Documents

The obligations of the Borrower hereunder and under any other Finance Document, towards the Lender, present and future, direct and indirect, will be secured (i) by the grant by the Borrower, to the Collateral Agent for the benefit of Lender, of the Deed of Hypothec, (ii) by the grant by Borrower to Lender of the Bond and of the Bond Pledge

and (iii) by the grant, by each of the Pledgors party thereto, of the Limited Recourse Pledges. The Deed of Hypothec, the Bond, the Bond Pledge and the Limited Recourse Pledges (collectively, and as same may be amended supplemented, replaced, or restated from time to time, the "Security Documents") shall secure the Senior Credit Facility, the Credit Facility, and Derivative Transactions on a pari passu basis.

The Deed of Hypothec shall include a first-ranking security (subject only to Permitted Liens) over all present and future movable property and assets of the Borrower, including all present and future shares of capital stock held by the Borrower in any entity, and in each of its present and future Subsidiaries, including the shares held by Borrower in the capital stock of Nurun Inc. and TVA Group Inc., subject, however, to limitations on the realization or enforcement on the shares of TVA Group Inc. (or its successors) if such enforcement could reasonably be expected to cause TVA Group Inc. (or its successors) to lose any Authorization it holds or is required to hold at any time in the future in the operation of its business, as set forth in the Deed of Hypothec.

8.2       Amendment and Release of Security Documents

Notwithstanding the provisions thereof, in the event the Administrative Agent under, and as defined in, the Senior Loan Agreement so instructs the Collateral Agent, the Deed of Hypothec and the Limited Recourse Pledges and any other present and future security granted from time to time to or for the benefit of the Senior Lenders and the Lender may be amended, waived, substituted, supplemented or replaced, in whole or in part, or may be released in part (but not entirely), without the consent of Lender, and Lender shall instruct the Collateral Agent to make or effect any such amendment, waiver, substitution, supplementation, replacement and partial release to the same extent and in the same manner as the Administrative Agent (as defined in the Senior Loan Agreement) may from time to time instruct the Collateral Agent, provided however, that (i) in the event of any sale of shares held directly or indirectly by the Borrower or by any of the Pledgors in Vidéotron and/or Sun Media (other than in favour of the Borrower or any other Pledgor, provided that, in the latter situation, the shares so acquired by such other Pledgor be and remain continuously and satisfactorily pledged in favour of the Lender or the Collateral Agent acting on behalf of the Lender), the Borrower shall be required to repay the Credit Facility in full unless waived by the Lender, and (ii) notwithstanding any such amendment, waiver, substitution, supplementation, or replacement, the Deed of Hypothec, the Limited Recourse Pledges and any other present and future security granted from time to time to or for the benefit of the Senior Lenders and the Lender shall not be released entirely (but may be released partially) without the prior written consent of the Lender. For clarity, in the event the Senior Credit Facility is terminated or cancelled for any reason, is repaid in full, or if the security in favour of the Senior Lenders is released entirely, the Security granted to the Collateral Agent for the benefit of Lender, or granted to Lender pursuant to the Bond Pledge and in effect immediately prior thereto, shall subsist as a first ranking security over the relevant collateral, subject only to Permitted Liens.

8.3       Insurance

The Borrower shall maintain, in respect of itself and each of its Subsidiaries, insurance at all times with responsible insurance carriers in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any such Subsidiaries, as the case may be, operate; such insurance policies to show the Collateral Agent, for and on behalf of, inter alia, the Lender, as loss payee thereof under a mortgage clause in a form approved by the Insurance Bureau of Canada and promptly furnish or cause to be furnished evidence thereof to the Lender.

8.4       Effectiveness and Contents of Security Documents

The Security granted pursuant to the Security Documents must be at all times effective against third parties, and first-ranking with respect to all property intended to be covered thereby (subject to Permitted Liens and to Section 8.5 below). Each Security Document must be in form and substance satisfactory to the Lender and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates as the Lender may reasonably require.

8.5       Lender and Senior Lenders to rank pari passu

The Security will rank at all times (subject to Permitted Liens) at least pari passu with the security granted to the Borrower's Senior Lenders.

8.6       Subrogation of HERMES

Without limiting the generality of Articles 1651 to 1659 of the Civil Code, it is hereby expressly and irrevocably understood and agreed by the Borrower and the Pledgors that, in the event that HERMES reimburses the Lender pursuant to the HERMES Insurance Policy, HERMES shall automatically be subrogated to the Lender under the Security Documents and shall be considered as "permitted assignee" of the Lender thereto, the whole in conformity with Section 14.3 of the present Agreement.

8.7       Irrevocable Power of Attorney (fondé de pouvoir)

Without limiting the powers of the Lender hereunder or under the Security Documents and to the extent applicable, the Lender (acting, for the purpose of this Section 8.7, for itself and on behalf of any of its Affiliates party to a Derivative Transaction with the Borrower) hereby confirms that Computershare Trust Company of Canada shall, for the purposes of holding any Security granted under the Deed of Hypothec for use in the Province of Quebec, to secure payment of the Bond, be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code) for the Lender and its successors and assigns and in particular for all present and future holders of the Bond. The Lender hereby ratifies the constitution of Computershare Trust Company of Canada (or, if desired, a designated collateral agent) as the holder of such irrevocable power of attorney in order to hold security granted under such Deed of Hypothec to secure the Bond. Each successor or assignee of the Lender shall be deemed to have confirmed and ratified the constitution of Computershare Trust Company of Canada as the holder of such irrevocable power of attorney by execution of the relevant assignment and assumption agreement, as the case may be. Notwithstanding the provisions of Section 32 of the An Act respecting the Special Powers of Legal Persons (Quebec), the Borrower and the Lender irrevocably agree that Computershare Trust Company of Canada may acquire and be the holder of the Bond. By executing the Bond, the issuer of the Bond shall be deemed to have acknowledged that the Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code.

In addition, and without limiting the generality of the foregoing, the Lender hereby expressly appoints Computershare Trust Company of Canada to act as its Collateral Agent under the Limited Recourse Pledges, and to hold the shares pledged pursuant to said Limited Recourse Pledges in its favour and on its behalf, the whole in accordance with the terms and conditions of said Limited Recourse Pledges and of any separate document to be sent by the Lender to the Collateral Agent in such respect from time to time.

8.8       Permitted Liens

For clarity, in the event that the definition of "Permitted Liens" under the provisions of the Senior Loan Agreement is amended, waived, substituted, supplemented or replaced, in whole or in part, in accordance with the terms of the Senior Loan Agreement, then, the Borrower shall promptly provide notice of same to the Lender and subject to the provisions of Section 8.2, such amendment, waiver, substitution, supplementation or replacement shall automatically be deemed to apply mutatis mutandis to the provisions of Schedule 1.1(a) as of the date of the corresponding amendment, waiver, substitution, supplementation or replacement to the Senior Loan Agreement, without any further action by the parties hereto, provided however, that in the event that the Senior Credit Facility is terminated or cancelled for any reason, or is repaid in full, then the most recent definition of Permitted Liens applicable immediately prior to such cancellation, termination or repayment shall survive and be deemed to apply to the Credit Facility.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

9.1       Representations and Warranties

The Borrower hereby represents and warrants (and will so represent and warrant on the date of each Drawdown with the exception of the representations and warranties expressly stated to be made at a particular date) that each of the following statements is true and correct in all material respects (except for the representations and warranties contained in Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4, 9.1.15, and 9.1.16, which shall be true without qualification, other than qualifications contained therein):

  9.1.1
  Corporate Existence and Capacity

  Each of the Borrower, the Assignee Subsidiaries and of the Pledgors:

    (a)
    is a person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

    (b)
    has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted;

    (c)
    is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect; and

    (d)
    is not insolvent.

  9.1.2
  Authorization and Validity

  Each of the Borrower and of the Pledgors has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Finance Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Finance Documents and has duly and validly executed and delivered such Finance Documents. The obligations of the Borrower and of the Pledgors under the Finance Documents constitute legal, valid and binding obligations, enforceable against Borrower and the Pledgors, in accordance with their terms (subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors' rights generally; (ii) the discretion that a court may exercise in the granting of equitable remedies; and (iii) qualifications contained in the opinion of Borrower's legal counsel to be delivered at closing), and are in the proper form for enforcement in the courts of Canada and admissibility in evidence in such courts, without any further registration, filing and other formality or condition, except for filings or registrations required to perfect the Security.

  9.1.3
  No Breach

  The execution and delivery of the Finance Documents and the performance by the Borrower and each of the Pledgors of its obligations thereunder will not conflict with, result in a breach of or require any consent under, its constitutive documents or by-laws, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement to which it is a party or by which it or any of its property is bound.

  9.1.4
  Authorizations

  Except for filings or registrations required to perfect the Security, no Authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each of the Borrower or the Pledgors of the Finance Documents to which it is a party or to ensure the legality, validity or enforceability thereof.

  9.1.5
  Compliance with Laws and Permits

  Each of the Borrower and of the Pledgors is in compliance in all respects with all laws and regulations applicable to it and its business and assets, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and of the Pledgors holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

  9.1.6
  Litigation

  There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency now pending or, to the best of its knowledge, threatened against the Borrower or the Pledgors or any of their properties or rights which, when considered individually or together with other such proceedings, claims, investigations or disputes, could reasonably be expected to have a Material Adverse Effect if adversely determined.

  9.1.7
  No Event of Default

  No Event of Default, and no event or circumstance which constitutes or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, has occurred and is continuing.

  9.1.8
  Taxes

  Each of the Borrower and its Subsidiaries has filed within the prescribed delays all tax returns which are required to be filed, and all taxes, Claims, assessments and other duties, interest and penalties levied by the various Governmental Entities with respect to the Borrower and its Subsidiaries have been paid when due, except for any such assessment, tax or Claim (i) in an amount up to C$2,500,000 in the aggregate outstanding at any time; or (ii) (A) which is being contested in good faith by proper legal proceedings, for which adequate reserves have been established in the books of the Borrower or the relevant Subsidiary, and (B) the failure to effect such filings or outcome of the contestation of which would not reasonably be expected to have a Material Adverse Effect.

  9.1.9
  Title to Assets

  The property and assets of each of the Borrower and the Pledgors are not subject to material title defects or restrictions, and are not subject to any Liens other than Permitted Liens. All assets to be hypothecated in favour of or to the benefit of the Lender are owned by the Borrower or the Pledgors, as the case may be.

  9.1.10
  Corporate Structure and Location of Assets

  The corporate structure chart attached hereto as schedule 9.1.10 contains a complete and correct list of all of the direct and indirect shareholders of the Borrower and of the Pledgors as at the date hereof and indicates the sole places of business and the jurisdiction of the minute books of the Borrower and of the Pledgors as at the date hereof. All the movable corporeal property of the Borrower and of the Pledgors is located in the Province of Quebec, as at the date hereof. Except as described in Schedule 9.1.10, at the date hereof, none of the shareholders of the Borrower is a party to any unanimous shareholders or other agreement relating to the shares held by such shareholder. The Borrower must notify the Lender of any change in (i) the direct and indirect shareholders of the Borrower or the Pledgors which results in a change of Control of the Borrower or the Pledgors, (ii) the direct subsidiaries of the Borrower, unless such change results from a Tax Benefit Transaction (as defined in, and in accordance with the terms of, the Senior Loan Agreement) or an acquisition-related transaction complying with the provisions of Section 8.02 (h) of the Senior Loan Agreement, and (iii) the holding by the Pledgors of all of the issued and outstanding shares of Vidéotron or Sun Media, as the case may be, by providing an updated corporate chart as set forth in Section 9.2 of the present Credit Agreement. The Borrower must also notify the Lender in the event that its movable corporeal property ceases to be located in the Province of Québec.

  9.1.11
  Subsidiaries

  The Borrower is the owner, directly or indirectly, of all of the issued and outstanding shares of the Pledgors, Sun Media and Vidéotron. No person or entity (other than the Borrower) has any right or option to purchase or otherwise acquire any of the issued and outstanding shares of the Pledgors, Sun Media and Vidéotron.

  9.1.12
  Financial Statements and Fiscal Year

  The last financial statements of the Borrower are complete and correct and fairly present Borrower's financial condition and results of operation as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements or otherwise disclosed to the Lender in writing, on the date hereof the Borrower has no material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that could reasonably be expected to have a Material Adverse Effect. The fiscal year of the Borrower ends on December 31 of each year.

  9.1.13
  No Material Change

  There has been no Material Adverse Change since January 6, 2006.

  9.1.14
  True and Complete Disclosure

  The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Borrower or the Pledgors to the Lender in connection with the negotiation, preparation, execution, delivery or performance of the Finance Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  9.1.15
  Insurance

  The Borrower has contracted the insurance coverage required pursuant to Section 8.3.

  9.1.16
  9101-0827 Québec Inc.

  As of the date hereof, 9101-0827 Quebec Inc. does not have any debt and its only assets are the shares it owns in the capital of Vidéotron.

9.2       Survival of Representations and Warranties

The representations and warranties herein set forth or contained in any certificates or documents delivered to the Lender pursuant hereto shall not merge in or be prejudiced by and shall survive any Drawdown and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Borrower to the Lender hereunder. Schedules requiring updates shall be so updated not less frequently than quarterly. All representations and warranties made hereunder and in any other Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default at the time of any Drawdown.

ARTICLE 10
COVENANTS

10.1     Affirmative and Financial Covenants

While any amount remains outstanding under this Credit Agreement or any other Finance Documents, or Borrower (or Pledgors) have any outstanding obligation under any of the Finance Documents, the Borrower covenants and agrees with Lender that, unless otherwise consented to in writing by the Lender, it shall comply with each of the affirmative and financial covenants set forth in Sections 8.01 and 8.03 of the Senior Loan Agreement, as such covenants may be amended, restated, supplemented, substituted, replaced or waived by the Senior Lenders, and such affirmative covenants shall apply mutatis mutandis in favour of Lender as if made herein, with such modifications as may be necessary in the circumstances.

Notwithstanding the foregoing, in the event the Senior Lenders agree to release Borrower from all (but not less than all) of such affirmative and financial covenants, or the Senior Credit Facility is terminated or cancelled for any reason, or is repaid in full, the most recent affirmative and financial covenants applicable to the Borrower immediately prior to such cancellation, termination or repayment shall survive and be deemed to apply to the Credit Facility. For clarity, the affirmative and financial covenants of the Borrower as at the date hereof under the Senior Loan Agreement are contained in Schedule 10.1.

10.2     Negative Covenants

While any amount remains outstanding under this Credit Agreement or any other Finance Document, or Borrower (or Pledgors) have any outstanding obligations under any of the Finance Documents, the Borrower covenants and agrees with Lender that, unless otherwise consented to in writing by the Lender, it shall comply with each of the negative covenants set forth in Section 8.02 of the Senior Loan Agreement, as such negative covenants may be amended, restated, supplemented, substituted, replaced or waived by the Senior Lenders, and such negative covenants shall apply mutatis mutandis in favour of Lender as if made herein, with such modifications as may be necessary in the circumstances.

Notwithstanding the foregoing, in the event the Senior Lenders agree to release Borrower from all (but not less than all) of such negative covenants, or the Senior Loan Agreement is terminated or cancelled for any reason, or is repaid in full, the most recent negative covenants applicable to the Borrower immediately prior to such cancellation, termination or repayment shall survive and be deemed to apply to the Credit Facility. For clarity, the negative covenants of the Borrower as of the date hereof under the Senior Loan Agreement are contained in Schedule 10.3.

10.3     Additional Covenants

While any amount remains outstanding under this Credit Agreement or any Finance Documents or any of Borrower and/or the Pledgors has any obligations under any of the Finance Documents, Borrower covenants and agrees with Lender that, unless otherwise consented to in writing by the Lender, it shall comply with each of the additional covenants set forth below:

  10.3.1
  It shall promptly inform the Lender of any intended amendment, waiver, substitution, supplementation, refinancing or replacement of any Export Contract, of the covenants and reporting requirements of the Borrower and of the Pledgors contained in the Senior Loan Agreement and any other amendment to the Senior Loan Agreement which is material to the Credit Facility. In the case of the Export Contracts, the Borrower shall not agree to any such intended amendments without the prior written consent of the Lender and the HERMES Agent, which consent shall not unreasonably be withheld, provided however, that the consent of Lender and HERMES Agent is not required for amendments which could not reasonably be expected to affect the Credit Facility or the HERMES Insurance Policy.

  10.3.2
  The Borrower shall promptly inform the Lender and the HERMES Agent, if

  (a)
  the Senior Loan Agreement ceases to be in full force and effect and/or any representation, warranty or other undertaking by Borrower and/or the Pledgors thereunder ceases to be true or correct in any material respect or if Borrower becomes aware of any circumstance which could reasonably lead to cancellation, reduction (other than a reduction resulting from repayment of any portion of the facilities evidenced by the Senior Loan Agreement in accordance with the terms thereof), termination or repayment in full of the Senior Credit Facility;

  (b)
  any representation or warranty made or provided herein ceases to be correct in any material respect;

    (c)
    any further consent requirement which could reasonably be expected to impact the Credit Facility or the HERMES Insurance Policy is imposed upon the Borrower; or

    (d)
    there occurs an Event of Default hereunder.

  10.3.3
  In the case of c) above, the Borrower undertakes to immediately take all measures required to maintain or renew all such necessary consents.

  10.3.4
  The Borrower shall ensure that the Financed Assets remain in Canada.

  10.3.5
  The Borrower shall forthwith inform the Lender in writing of any intended amendment to a Senior Credit Document which could affect the rank (subject to Permitted Liens) of the Lender hereunder.

  10.3.6
  The Borrower shall ensure that the Lender will benefit at all time from a first-ranking security (subject to Permitted Liens only) and that such Security will always rank at least pari passu with any security granted by the Borrower or the Pledgors in favour of the Senior Lenders under the Senior Loan Agreement.

10.4     Use of Proceeds

The Borrower shall use the proceeds of the Credit Facility for the purposes contemplated herein.

10.5     Access

Each of the Borrower and of the Pledgors will permit representatives of the Lender, at any reasonable time or times, upon reasonable prior notice and during normal business hours, to examine, its books and records and take notes with regard thereto, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and directors.

ARTICLE 11
REPORTING REQUIREMENTS

11.1     Financial Statements and Other Information

While any amounts remain outstanding under this Credit Agreement or any of the other Finance Documents or the Borrower has any obligations under any Finance Documents, Borrower covenants and agrees with Lender to furnish, or cause to be furnished, to Lender all financial statements and other information material to the Credit Facility required to be furnished to the Administrative Agent under the Senior Loan Agreement from time to time, including without limitation, the financial statements and other information required to be furnished in accordance with Section 8.01 (a) thereof, provided however, that in the event the Senior Lenders agree to release Borrower from the terms of all such reporting requirements, or the Senior Credit Facility is terminated or cancelled for any reason, or is repaid in full, the most recent reporting requirements binding upon Borrower pursuant to the Senior Loan Agreement immediately prior to such cancellation, termination or repayment shall survive and be deemed to apply to the Credit Facility.

11.2     Reporting from Time to Time

The Borrower will promptly notify the Lender of any Event of Default. The Borrower will also furnish the Lender all information, documents and records and allow any enquiry, study, audit or inspection that the Lender may reasonably request in connection with the business, financial condition, property, assets or prospects of the Borrower or to verify compliance with the obligations of the Borrower under any Finance Document.

ARTICLE 12
EVENTS OF DEFAULT AND REMEDIES

12.1     Events of Default

The occurrence of one or more of the following events constitutes an event of default ("Event of Default") hereunder unless remedied within the prescribed delays:

(a)
Borrower (and/or any of the Pledgors if and when applicable) defaults in the payment when due of any amount owing under any Finance Document in respect of Principal, interest or fees or fails to pay the HERMES Premium when due and, except in the case of payments of Principal or interest, such default shall continue for more than three (3) Business Days;

(b)
Borrower and/or Pledgors are in default in respect of any other obligation or obligations owed to the Lender under the Finance Documents (other than any Event of Default covered elsewhere in this Section 12.1) and, in each case, such default shall continue unremedied for a period of forty-five (45) days after written notice from the Lender;

(c)
any representation, warranty or certification made or deemed made by Borrower in any Finance Document proves to be false or misleading as of the time made, and (i) such incorrectness has or could have a Material Adverse Effect on the Credit Facility or could reasonably have a Material Adverse Effect on the HERMES Insurance Policy and (ii) the circumstances or events giving rise to such incorrectness are incapable of being remedied in forty-five (45) days after written notice from the Lender;

(d)
any of the covenants contained in Article 10 is not complied with and such failure to comply has had or could reasonably be expected to have a Material Adverse Effect; and such default, if capable of being remedied, continues unremedied for a period equal to (i) in respect of the covenants contained in Sections 10.1 and 10.2,the period, if any, allocated for remedy of a default in respect of each such covenant in the Senior Loan Agreement or (ii) in respect of the covenants contained in Section 10.3, forty-five (45) days after written notice from Lender;

(e)
the Borrower and/or any of the Pledgors becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or is insolvent or ceases to carry on its business;

(f)
the Borrower and/or any of the Pledgors (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any person performing similar functions) in respect of itself or of a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(g)
a proceeding is commenced or any similar action is taken against the Borrower and/or any of the Pledgors seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any person performing similar functions) in respect of itself or of any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any significant part of its assets and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of forty-five (45) days;

(h)
a final judgment or order shall be entered by any court against the Borrower, and (i) in the case of a judgment or order for the payment of money, (A) such judgment or order shall be for the payment of money in excess of $25,000,000 or equivalent (to the extent not fully covered by valid and collectible insurance provided by solvent, unaffiliated insurers) and (B) either (Y) such judgment or order shall continue undischarged and unstayed for a period of sixty (60) days (unless appealed and provided, in such case, that there shall be a stay of enforcement of such judgment or order during such period) or until the fifth (5th) day prior to the date at which such judgment becomes enforceable, or (Z) enforcement proceedings shall have been commenced upon such judgment or order, and (ii) in the case of any judgment or order for other than the payment of money, such judgment or order could, together with all other such judgments or orders, have a Material Adverse Effect;

(i)
loss of or failure to obtain necessary material permits or government approvals and such loss or failure could reasonably be expected to have a Material Adverse Effect and such failure is not remedied within ten (10) days;

(j)
a change of Control (of either the Borrower and/or the Pledgors);

(k)
changes in applicable law, decree or regulation which renders any material obligation of the Borrower and/or of the Pledgors under the Finance Documents illegal, invalid or unenforceable in any respect; or

(l)
the occurrence of any event of default (including, for clarity, any event of default that may also be described in paragraphs (a) to (j) above) arising under the Senior Loan Agreement or any Senior Credit Document, provided that such event of default continues after the applicable notice or grace period and results in the acceleration of the indebtedness thereunder.

12.2     Remedies

If an Event of Default occurs and is continuing, the Lender may, on giving a notice to the Borrower, take any one or more of the following actions:

(a)
terminate the right of the Borrower to use the Credit Facility;

(b)
declare all indebtedness of the Borrower under the Finance Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

(c)
exercise any or all of the rights and remedies of the Lender including its rights and remedies under any Finance Document;

provided that the right of the Borrower to use the Credit Facility will automatically terminate and all indebtedness of the Borrower under the Finance Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Sections 12.1 (e), (f) or (g).

ARTICLE 13
NOTICES

13.1     Sending of Notices

Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or by electronic mail, addressed to the recipient at its address specified in Schedule 13.1 hereof or at such other address as may be notified by such party to the others pursuant to this Article.

13.2     Receipt of Notices

Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

ARTICLE 14
MISCELLANEOUS

14.1     Books and Accounts

The Lender will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrower.

14.2     Determination

In the absence of manifest error, any determination made by the Lender of the amounts payable hereunder will be conclusive and binding upon the Borrower.

14.3     Prohibition on Assignment

Neither the Borrower nor the Lender may assign its rights and obligations under this Agreement without the written consent of the other and of the HERMES Agent, except that in the case of an Event of Default, Lender may assign its rights and obligations hereunder, in whole or in part, to HERMES.

14.4     Legal Costs and Expenses

Subject to the limits as regards legal fees agreed to by Lender's legal counsel and to the qualifications with respect thereto, set forth in the letter from such counsel to Lender and Borrower dated December 28, 2005, which have been disclosed to Borrower, the Borrower shall pay all reasonably documented expenses, costs and fees (including the expenses of travel and lodging, translation, courier and telecommunications, the fees and disbursements of lawyers, advisers and experts) or shall reimburse the Lender or the HERMES Agent upon first demand for such expenses, costs and fees, that are incurred by the Lender or the HERMES Agent as a result of, without limitation:

  (a)
  the preparation, negotiation and execution of the Finance Documents and of any other document related thereto;

  (b)
  the administration and implementation of the Finance Documents, the legal opinions and any other document related thereto;

  (c)
  any amendment to the Finance Documents, the related legal opinions and any other document related thereto;

  (d)
  the protection and/or enforcement by the Lender of its rights under the Finance Documents and any other document related thereto;

  (e)
  the non-compliance by the Borrower (and/or by each of the Pledgors) with its obligations under the Finance Documents, and any other document related thereto;

  (f)
  the acceleration of the outstanding balance of the Credit Facility;

  (g)
  the collection by the Lender of any sums due to the Lender; and

  (h)
  costs incurred by the Lender in relation to the occurrence of an Event of Default or any costs and expenses relating to any reasonable investigation as to whether or not an Event of Default might have occurred or could reasonably be expected to occur or any steps necessary in connection with any proposal for remedying or otherwise resolving such Event of Default or potential Event of Default.

14.5     No Waiver

The omission by the Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Lender to notify Borrower of the occurrence of an Event of Default will not be deemed to be a waiver of the right of the Lender to avail itself of such Event of Default.

14.6     Indemnification

If any law, regulation, administrative decision or guideline or decision of a Court which is binding upon the Lender (i) increases the cost of the Credit Facility for the Lender or (ii) reduces the income receivable by the Lender from the Credit Facility (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of the Lender but in no event by reason of taxes on the overall net income of the Lender), the Lender may send to the Borrower a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower must pay forthwith said amount to the Lender.

14.7     Communications

The Lender is entitled to rely in its dealings with the Borrower (or the Pledgors) upon any instruction or notice which the Lender believes in good faith to have been given by a person authorized to give such instruction or notice or to make the applicable transaction.

14.8     Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

14.9     Governing Law and Jurisdiction

  14.9.1
  This Agreement is governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

  14.9.2
  With respect to any suit, action or proceedings relating to this Agreement, each of the Borrower, of the Pledgors and the Lender submits to the exclusive jurisdiction of the courts of the Province of Québec, judicial district of Montréal, and waives the right to object, with respect to such suit, action or proceedings, that such court does not have jurisdiction over such party or that such court may not otherwise be seized with such suit, action or proceedings.

14.10   Currency Conversion

In the event that it is required, in the determination of any amount payable under this Agreement, to convert funds of one jurisdiction into funds of another jurisdiction, the parties will use (i) if the amount is due for a particular day, the daily noon buying rate of exchange quoted by the Bank of Canada for such particular day, and (ii) if the amount is due for a particular period, the average of the daily noon buying rates of exchange quoted by the Bank of Canada for the applicable period.

14.11   Judgment Currency

(a)
If judgment is rendered against a party for an amount owed under this Agreement and such judgment is expressed in a currency other than the currency in which the amount is owed under this Agreement, then such party will pay, on the date of payment of such judgment, an additional amount equal to the excess, if any, of

(i)
the amount owed under this Agreement, expressed in the currency in which the judgment is expressed as at the date of payment of such judgment, over

(ii)
the amount of the judgment.

(b)
For the purposes of obtaining the judgment and making the calculation in Section 14.11(a)(i), the rate of conversion will be the daily noon buying rate of exchange rate (or, if two or more rates are announced, the average of such rates) quoted by the Bank of Canada on the relevant day for the conversion of the currency in which amounts are owed under this Agreement into the currency in which the judgment is expressed.

(c)
Any amount owed under Section 14.11(a) will bear interest at the rate provided by the judgment and such judgment will not prevent the other Party from recovering any such amount.

14.12   Taxes

The Borrower agrees to pay all amounts owing by it under this Agreement free and clear of and without deduction or withholding for or on account of any Taxes. If, due to the existence of any Tax, the Borrower is compelled by law to make any withholding or deduction in respect of any payment due or made by it, the Borrower must pay to the Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction.

14.13   Distinct Nature of Export Contracts and this Credit Agreement

The Borrower agrees that this Credit Agreement and the Export Contracts constitute separate and independent instruments, and that the obligations of Borrower (and of each of the Pledgors, as the case may be) hereunder shall not be conditioned or amended as a result of any claim that either of them may lodge against the Seller or the Exporter deriving from the non-fulfillment, in whole or in part, by Seller or Exporter of any of its obligations under the terms of the Export Contracts for any reason whatsoever including, without limitation, any claim based on the alleged nullity, invalidity, illegality or unenforceability the Export Contracts or any part thereof. Borrower shall not, and shall ensure that the Pledgors do not, invoke any dispute or incidence arising under the Export Contracts to avoid payment or repayment of any amount owed hereunder, and Borrower expressly waives any defence against Lender which they may have deriving from any default by the Seller or the Exporter of any of their respective obligations under the Export Contracts.

14.14   Language

The parties hereto confirm that they have expressly agreed that this Credit Agreement and all ancillary documents be drawn up in the English language. Les parties aux présentes confirment qu'elles ont expressément convenu que cette convention et tout document connexe soient rédigés en langue anglaise.

        IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

SOCIÉTÉ GÉNÉRALE (CANADA)
Per:	/s/ Benoît Desmarais
Benoît Desmarais Managing Director, Export Finance
Per:	/s/ Edouard-Malo Henry
Name: Edouard-Malo Henry Title: President
QUEBECOR MEDIA INC.
Per:	/s/ Mark D'Souza
Name: Mark D'Souza Title: Vice President
Per:	/s/ Jean-François Pruneau
Name: Jean-François Pruneau Title: Treasurer

SCHEDULE 1.1 (a)

PERMITTED LIENS

        In this Schedule 1.1 (a), unless indicated otherwise, capitalized terms used in paragraphs (a) to (w) have the meaning ascribed thereto in the Senior Loan Agreement; capitalized terms used in paragraph (x), and the term "Lender" have the meaning set forth in this Credit Agreement.

"Permitted Liens" means, in respect of any Person, any one or more of the following:

(a)
Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Lender's opinion, either (i) adequate provision has been made for their payment, or (ii) the Liens are not in the aggregate materially prejudicial to the security constituted by the Security Documents;

(b)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(c)
easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the Assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(d)
title defects or irregularities which are of a minor nature and which, in the Lender's opinion, do not materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(e)
Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose, which do not, in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operations of the business of the Person;

(f)
attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;

(g)
the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with the use of such Assets in the operation of the business of the Person;

(h)
Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the Assets of the Person, provided that such Liens do not, in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(i)
servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the Assets of the Person, provided same are complied with and do not in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;

(j)
applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Lender's opinion, materially reduce the value of the Assets of the Person or materially interfere with their use in the operation of the business of the Person;

(k)
the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(l)
Liens in favour or for the benefit of the Lender and the lenders under, and as created by the Security Documents;

(m)
Liens in favour of the Lender or an Affiliate of the Lender or the Senior Lenders (as defined in this Credit Agreement) (or any Affiliate thereof) or for their benefit securing obligations under the Hedging Agreements including the Hedging Agreements entered into in accordance with the provisions of Section 8.01 (r) of the Senior Loan Agreement (as defined in this Credit Agreement) which rank, as to priority, pari passu with the Accommodations Outstanding and any other amounts owing hereunder;

(n)
Liens granted by a Loan Party (other than the Borrower) in favour of the Borrower;

(o)
a Lien (other than a Security Interest) on the interest of such Person in any non-wholly owned partnership or corporation that is granted under the terms of the partnership or shareholders agreement to secure the obligations of such Person to the other partners or shareholders under that agreement;

(p)
Purchase Money Mortgages in an aggregate amount outstanding at any time not exceeding C$25,000,000;

(q)
any rights of a landlord or sub-landlord under applicable Law or the rights of a lessor or sub-lessor under an operating lease;

(r)
deposits to secure the performance of leases of property in the ordinary course of business;

(s)
the Liens granted to secure the obligations under the Existing Credit Agreement provided such Liens are discharged at the appropriate registries within 30 days of the Closing Date;

(t)
the Liens in favor of the lenders of Vidéotron on the shares that the Borrower holds in the capital stock of 9101-0827 Quebec Inc. and on the shares that the latter holds in the capital stock of Vidéotron Ltée both granted in connection with the credit agreement dated as of November 28, 2000 entered into among inter alia Vidéotron, as borrower, and Royal Bank of Canada, as administrative agent, as amended, provided such Liens rank after the Security Documents;

(u)
Any renewal, extension, substitution, replacement or refinancing of the foregoing, provided that such renewal, extension, substitution, replacement or refinancing Lien shall not cover any property other than the property that was subject to such Lien prior to such renewal, extension, substitution, replacement or refinancing; and provided, further that the Debt and other obligations secured by such renewal, extension, substitution, replacement or refinancing Lien are permitted by this Agreement;

(v)
Liens on any specific Asset acquired through a Tax Benefit Transaction provided such Liens do not extend to any Assets other than such specific Asset and provided further that such Liens are fully discharged or such specific Assets is sold within 5 Business Days of such transaction; and

(w)
Liens granted by the Borrower on the universality of its movable property, Liens granted by 3535991 Canada Inc. on its shares in Sun Media and Liens granted by 9101-0827 Quebec Inc. on its shares in Vidéotron to secure the payment and performance of the obligations of the Borrower under the Overdraft Facility provided such Liens are pari passu with the Liens created under the Security Documents and are created pursuant to security documents containing terms and conditions substantially similar to the terms and conditions of the Security Documents or terms and conditions satisfactory to the Lender.

****************

Under this Credit Agreement, "Permitted Liens" shall also include:

(x)
The Liens granted by the Borrower on the universality of its movable property, Liens granted by 3535991 Canada Inc. on its shares in Sun Media and Liens granted by 9101-0827 Quebec Inc. on its shares in Vidéotron in connection with the Senior Credit Facility, provided however that such Liens are pari passu with the Liens created under the Security Documents and are created pursuant to security documents containing terms and conditions substantially similar to the terms and conditions of the Security Documents or terms and conditions satisfactory to the Lender.

SCHEDULE 2.4 (a)

Disbursement Request No.     •

to: Société Générale (Canada) (as Lender)

Reference:	Credit Agreement dated April 7, 2006 for Canadian Dollar
Equivalent of € 59,367,971
Borrower: Quebecor Media Inc., Montreal, Quebec, Canada
Exporter: MAN Roland Druckmaschinen AG
Seller: MAN Roland Canada Inc.

Reference is made to the above-mentioned Credit Agreement signed between and among the Borrower and the Lender. Words defined in the Credit Agreement have — unless expressly defined herein — the same meaning in this Disbursement Request.

We hereby confirm that the amount requested for disbursement is undisputed and that the Borrower or the Assignee Subsidiaries have accepted the attached documents presented by us in accordance with the terms of the Export Contract(s).

Therefore, we ask the Lender to disburse the amount of    •    corresponding to    •    % of the amount invoiced in accordance with certified copies of the following documents:

  •
  Corresponding commercial invoice(s) specifying goods delivered / services rendered.

to the Account of MAN Aktiengesellschaft AG, Munich, No. 260 518114 with Société Générale, (BLZ 512 108 00, IBAN DE 74512108000260518114).

In addition to that, we confirm

  (a)
  the receipt of 15% of the invoiced amount as downpayment on    •    ;

  (b)
  that the Borrower or the Assignee Subsidiaries have so far performed all payment obligations to be performed by it pursuant to the Export Contracts;

  (c)
  that the supplies and/or services covered by the present Disbursement Request are in conformity with the Export Contract(s) and that we comply with the undertakings as stipulated in the HERMES Undertaking (i.e. "Verpflichtungserklärung") granted to Hermes by the Exporter and with the undertakings as stipulated in the Commitment Letter referred to in paragraph 7.1 (p) of the Credit Agreement.

  (d)
  an*) / the*) export licence for the Export Contract(s) issued by the Bundesamt für Wirtschaft is not required*) /still valid*) [*) please delete what is not applicable],

  (e)
  that the Export Contract(s) have become effective on [    •    ] and is still in full force and effect.

Signed for and on behalf of the Exporter

Place,                Date,                Signature

Encl.

SCHEDULE 2.4 (b)(i)

Reimbursement Request No.     •

to: Société Générale (Canada) (as Lender)

Reference:	Credit Agreement dated April 7, 2006 for Canadian Dollar Equivalent of € 59,367,971
Borrower: Quebecor Media Inc., Montreal, Quebec, Canada
Exporter: MAN Roland Druckmaschinen AG
Seller: MAN Roland Canada Inc.

Reference is made to the above-mentioned Credit Agreement signed between and among the Borrower and the Lender. Words defined in the Credit Agreement have — unless expressly defined herein — the same meaning in this Reimbursement Request.

We hereby confirm that the Borrower or the Assignee Subsidiaries have effected payments on    •    to HERMES of the HERMES Premium for an amount of EUR     •    in accordance with the attached HERMES invoice presented by you as evidenced by the attached [SWIFT advice].

We also confirm that the amount for which we are due to be reimbursed to our account number     •    with [bank], SWIFT    •    , under the terms of the Credit Agreement and which we hereby claim is the Canadian Dollar Equivalent of EUR    •    , representing 100% of the amount we have paid pursuant to the HERMES invoice.

Furthermore, we confirm that the Export Contracts have become effective on    •    and are still in full force and effect.

Signed for and on behalf of the Borrower

Place,                Date,                Signature

Encl.

SCHEDULE 2.4 (b)(ii)

Reimbursement Request No.     •

to: Société Générale (Canada) (as Lender)

Reference:	Credit Agreement dated April 7, 2006 for Canadian Dollar Equivalent of € 59,367,971
Borrower: Quebecor Media Inc., Montreal, Quebec, Canada
Exporter: MAN Roland Druckmaschinen AG
Seller: MAN Roland Canada Inc.

Reference is made to the above-mentioned Credit Agreement signed between and among the Borrower and the Lender. Words defined in the Credit Agreement have — unless expressly defined herein — the same meaning in this Reimbursement Request.

We hereby confirm that the Borrower or the Assignee Subsidiaries have effected payments on    •    in accordance with the attached documents presented to us by the Exporter according to the terms of the Export Contract(s).

We also confirm that the amount for which we are due to be reimbursed to our account number     •    with [bank], SWIFT    •    , under the terms of the Credit Agreement and which we hereby claim is EUR    •    , representing    •    % of the amount invoiced in accordance with the certified copies of the following document:

  •
  Corresponding commercial invoice(s) specifying goods delivered / services rendered.

Furthermore, we confirm that the Export Contract(s) have/has become effective on    •    and is/are still in full force and effect.

Signed for and on behalf of the Borrower

Place,                Date,                Signature

Encl.

Confirmation by the Exporter

We herewith confirm that payment of the amount indicated above has been effected to our Account No. 1995000 with Deutsche Bank Munich (BLZ 700 700 10, SWIFT: DEUTDEMM, IBAN: DE817007 00100199500000).

Furthermore, we confirm that:

(a)
the supplies and/or services covered by the present Reimbursement Request are in conformity with the Export Contract(s);

(b)
the Export Contracts have become effective on    •    and are still in full force and effect.

Signed for and on behalf of the Exporter:

Place,                Date,                Signature

Encl.

SCHEDULE 7.1 (h)

COMPLIANCE CERTIFICATE

SOCIÉTÉ GÉNÉRALE (CANADA)
1501, avenue McGill College
Bureau 1800
Montréal (Québec)
H3A 3M8

Attention: Huguette Couturier

RE: Credit Agreement dated April 7, 2006

Reference is made to the above-mentioned Credit Agreement entered into between and among Quebecor Media Inc. (as Borrower) and your bank. I am a senior financial officer of the Borrower and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, that:

  (i)
  the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects (except where qualified in Section 9 as being made as at a particular date); and

  (ii)
  no event or circumstance which constitutes or which, with the giving of notice or the lapse of time or both, would constitute, an Event of Default (as defined in the Credit Agreement) has occurred and is continuing.

Done in    •    this    •     day of    •    , 20    •    .

Name:
Title:

SCHEDULE 7.3 (d)

COMPLIANCE CERTIFICATE

SOCIÉTÉ GÉNÉRALE (CANADA)
1501, avenue McGill College
Bureau 1800
Montréal (Québec)
H3A 3M8

Attention: Huguette Couturier

RE: Credit Agreement dated April 7, 2006

Reference is made to the above-mentioned Credit Agreement entered into between and among Quebecor Media Inc. (as Borrower) and your bank. I am a senior financial officer of the Borrower and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, that:

  (i)
  the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects (except where qualified in Section 9 as being made as at a particular date); and

  (ii)
  no event or circumstance which constitutes or which, with the giving of notice or the lapse of time or both, would constitute, an Event of Default (as defined in the Credit Agreement) has occurred and is continuing.

Done in    •    this    •     day of    •    , 20    •    .

Name:
Title:

SCHEDULE 9.1.10

SHAREHOLDERS OF THE BORROWER AND THE PLEDGORS

Please see corporate charts attached hereto.

LOCATION OF BUSINESS (i.e. Head Office, Registered Office and Chief Executive Office)

Borrower: Quebec
3535991 Canada Inc.: Quebec
9101-0827 Quebec Inc.: Quebec

LOCATION OF MINUTE BOOKS

For each of the Borrower, 3535991 Canada Inc. and 9101-0827 Quebec Inc.:

612 St-Jacques Street
12th Floor
Montreal, Quebec H3C 4M8

UNANIMOUS SHAREHOLDERS OR OTHER AGREEMENTS RELATING TO THE SHAREHOLDERS OF THE BORROWER:

Amended and restated shareholders' agreement dated December 11, 2000 between Capital Communications CDPQ Inc., Quebecor Inc., 3804020 Canada Inc., 2745844 Canada Inc. and QMI, to which intervened 3844030 Canada Inc. on February 23, 2001, 4032659 Canada Inc. on December 9, 2002, 4032667 Canada Inc. on December 30, 2002 and Capital d'Amérique CDPQ Inc. on April 21, 2005.

SCHEDULE 10.1

AFFIRMATIVE AND FINANCIAL COVENANTS

        [The attached document is comprised of Sections 8.01 and 8.03 of the Senior Loan Agreement and is included for information purposes only. Reference should be made directly to said sections of the Senior Loan Agreement, as amended, restated, supplemented, substituted, replaced or waived by the Senior Lenders from time to time, subject to Section 10.1 of this Credit Agreement.]

SCHEDULE 10.3

NEGATIVE COVENANTS

        [The attached document is comprised of Section 8.02 of the Senior Loan Agreement and is included for information purposes only. Reference should be made directly to said section of the Senior Loan Agreement, as amended, restated, supplemented, substituted, replaced or waived by the Senior Lenders from time to time, subject to Section 10.2 of this Credit Agreement.]

SCHEDULE 13.1

ADDRESSES FOR NOTICE PURPOSES

For the Lender:	SOCIÉTÉ GÉNÉRALE (CANADA) 1501, avenue McGill College Bureau 1800 Montréal (Québec) H3A 3M8
Attention: Benoît Desmarais, Managing Director Export Finance
Tel: (514) 841-6014 Fax: (514) 841-6259 Electronic mail: benoit.desmarais@sgcib.com
For the Borrower:	QUEBECOR MEDIA INC. 612 St-Jacques Street Montréal (Québec) H3C 4M8
Attention: Treasurer
Tel: (514) 380-4144 Fax: (514) 380-1983
For the HERMES Agent:	SOCIÉTÉ GÉNÉRALE FRANKFURT BRANCH Mainzer Landstrasse 36 60325 Frankfurt am Main Germany
Attention: Karl Hennewald
Tel: +49 69 71 74 310 Fax: +49 69 71 74 676 Electronic mail: karl.hennewald@sgcib.com

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TABLE OF CONTENTS
CREDIT AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS AND INTERPRETATION
ARTICLE 2 CREDIT FACILITY
ARTICLE 3 HERMES INSURANCE
ARTICLE 4 FEES AND INTEREST
ARTICLE 5 REPAYMENT AND PREPAYMENT OF PRINCIPAL
ARTICLE 6 PLACE OF PAYMENT AND CURRENCY
ARTICLE 7 CONDITIONS PRECEDENT TO DRAWDOWNS
ARTICLE 8 SECURITY
ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF THE BORROWER
ARTICLE 10 COVENANTS
ARTICLE 11 REPORTING REQUIREMENTS
ARTICLE 12 EVENTS OF DEFAULT AND REMEDIES
ARTICLE 13 NOTICES
ARTICLE 14 MISCELLANEOUS
SCHEDULE 1.1 (a) PERMITTED LIENS
SCHEDULE 2.4 (a) Disbursement Request No. •
SCHEDULE 2.4 (b)(i) Reimbursement Request No. •
SCHEDULE 2.4 (b)(ii) Reimbursement Request No. •
SCHEDULE 7.1 (h) COMPLIANCE CERTIFICATE
RE: Credit Agreement dated April 7, 2006
SCHEDULE 7.3 (d) COMPLIANCE CERTIFICATE
RE: Credit Agreement dated April 7, 2006
SCHEDULE 9.1.10
SCHEDULE 10.1 AFFIRMATIVE AND FINANCIAL COVENANTS
SCHEDULE 10.3 NEGATIVE COVENANTS
SCHEDULE 13.1 ADDRESSES FOR NOTICE PURPOSES